Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Zurn Elkay Water Solutions Corporation:
(1)Form S-8 No. 333-180434 pertaining to the Zurn Water Solutions Corporation 2006 Stock Option Plan
(2)Form S-8 Nos. 333-180450, 333-212811, 333-232900, and 333-260107 pertaining to the Zurn Elkay Water Solutions Corporation Performance Incentive Plan, and
(3)Form S-8 No. 333-197444 pertaining to the Zurn Elkay Water Solutions Corporation 401(k) Plan
of our reports dated February 14, 2023, with respect to the consolidated financial statements and schedule of Zurn Elkay Water Solutions Corporation and the effectiveness of internal control over financial reporting of Zurn Elkay Water Solutions Corporation included in this Annual Report (Form 10-K) of Zurn Elkay Water Solutions Corporation for the year ended December 31, 2022.
/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 14, 2023